Exhibit 99.1

FOR IMMEDIATE RELEASE

Earthstone Energy, Inc. Provides an Operations Update

Houston, Texas, July 13, 2015 – Earthstone Energy, Inc. (NYSE MKT: ESTE) (“Earthstone,” the “Company,” “we” or “our”), today provided an operations update.

Acreage Update

On June 30, 2015, the Company acquired a 50% operated interest in approximately 970 gross acres and two gross Austin Chalk wells in Gonzales County, Texas (the “Newly Acquired Acreage”). The acreage, acquired for Eagle Ford development, is 100% held-by-production, with current gross production of approximately 44 barrels of oil equivalent per day (100% oil). The property was acquired from an unaffiliated party and purchased jointly with a private company that will hold a 50% non-operated interest in the asset.

The Newly Acquired Acreage is adjacent to our existing 404 gross acres located in Karnes County, Texas (the “Karnes County Acreage”) and will allow for 13 gross Eagle Ford wells to be drilled with an average lateral length of approximately 6,000 feet.  These two properties straddle the Gonzales-Karnes County line.  Pending certain acreage trades, the Karnes County Acreage (in which we have a 33% operated working interest) will allow for four gross wells with an average lateral length of approximately 6,900 feet. We intend to develop both areas using 500 foot spacing between wells. Current plans include drilling two gross wells on each property in the fourth quarter of 2015, with continued development in 2016.

Drilling and Completions Update

Operated Eagle Ford – Fayette, Gonzales, and Karnes Counties, Texas

During the second quarter of 2015, the Company completed 9 of 17 Eagle Ford wells in Fayette County that were waiting on completion as of March 31, 2015.  The table below summarizes our completions activity in the second quarter of 2015.

Unit	Wells Drilled (2014/2015)	Wells Completed (Q2 2015)	Waiting on Completion	Future Drilling Locations
Richards North	3	3	--	--
Murphy North	2	2	--	2
Hope	5	2	3	--
Rumley	5	2	3	--
Flatonia Townsite	2	--	2	--

As shown in the table, the three-well Richards North Unit is now fully drilled and developed.  Two locations in the four-well Murphy North Unit were drilled in 2014 and completed in the second quarter of 2015, leaving two locations to be drilled and completed in in the future. We drilled five wells in each of the Hope and Rumley Units in 2014 and completed two wells in each unit in the second quarter of 2015 in order to convert the units to held-by-production (“HBP”) status, thereby capturing all underlying leases. We currently expect the remaining three wells in the Hope and Rumley Units to be completed by year-end 2015. The two-well Flatonia Townsite Unit was drilled in January 2015 and is expected to be completed and brought on line in the third quarter of 2015.

The nine completed wells have laterals ranging from 5,300 to 8,000 feet, with 31 to 40 stages treated with 7.6 to 9.8 million pounds of total proppant per well.  Completion costs for these wells averaged $110,000 per stage.  We are intentionally producing these wells on a managed-pressure and choke basis in order to minimize production and reservoir pressure declines, and, we believe, ultimately increase reserve recoveries. As of June 30, 2015, these recent wells have been on production from 27 to 72 days and were flowing on small 10/64 and 12/64 chokes compared to previously completed wells that had choke sizes ranging from 16/64 to 25/64.  Generally, based on production and pressure data, production decline curves from the newly completed wells are expected, after 50 to 60 days of production, to “cross-over” the curves from older wells that were initially produced on larger chokes. For example, after 52 days of production, the three-well Richards North Unit averaged 480 Boepd and flowing pressure of 1,575 pounds per square inch (“psi”) using the managed-pressure / choke plan whereas the nearby five-well Kolar-Labatt Unit averaged 444 Boepd and flowing pressure of 930 psi using a more aggressive flowback schedule.

We believe our completion activities, including managed-pressure/choke operations and deferral of well completions within multi-well producing units provide several benefits, particularly in this low price environment, including:

1.	Capturing acreage by placing units in HBP status after putting on line the requisite number of wells;
2.	The deferral of capital expenditures associated with completion operations;
3.	The deferral of capital expenditures associated with the installation of artificial lift equipment; and
4.

Increased reserve recoveries, subject to continued improvements in well performance.  Management currently believes that longer laterals with an increased number of stages, and managed flowback, will result in increased reserves.

Operated Upper Austin Chalk – Fayette County, Texas

We recently completed our Reeves Unit #1H (50% working interest) in Fayette County in the Upper Austin Chalk formation.  This well was drilled and completed with two laterals for a total combined length of approximately 12,940 feet and was brought on line on June 24, 2015. For the week ended June 30, 2015, the well averaged 411 Boepd (95% oil). We believe our 3-D seismic survey, which covers substantially all of our acreage in Fayette and Gonzales Counties, is beneficial in determining fracture zones, and we have used the 3-D data along with regional subsurface data to orient our well paths. We saw some of the best indications of natural fracturing while drilling the Reeves Unit #1H as compared to similarly drilled wells in the area.  The fracture indications seen while drilling and initial production rates are providing positive information for predicting natural fractures with the 3-D seismic survey, and therefore, we believe we will be able to high-grade and book additional Upper Austin Chalk locations and reserves.

We just completed drilling the Viven Unit #1H (50% working interest) in the Upper Austin Chalk formation in Fayette County which offsets the Reeves Unit #1H.  The Viven Unit #1H has a total combined lateral length of approximately 12,900 feet from two laterals, with completion and first production expected by the end of July.  The Viven Unit # 1H is our eighth Upper Austin Chalk well.

The Reeves Unit and the Viven Unit include approximately 1,480 and 1,210 gross acres, respectively. We expect to spud another Upper Austin Chalk well (46% working interest) in Q1 2016. Subject to continued positive well performance, the Company currently anticipates adding seven Austin Chalk locations on its existing acreage with estimated unit sizes of 1,400 to 1,900 gross acres. Most existing leases within proposed Upper Austin Chalk units allow the Company to hold depths down through the Eagle Ford.

Non-Operated Bakken/Three Forks

The Company is currently participating in 60 gross wells in its Bakken non-operated program that are in different stages of drilling, completions, or recently turned to production.  Of these 60 gross wells, 39 are wells that had initial operations in 2014.  Eleven of the 60 gross wells began producing in the first half of 2015, and we expect an additional 20 wells to begin producing before year-end 2015.  Although our average working interest in these wells is only 3%, all of these wells are in areas that meet or exceed Management’s return thresholds within the current price environment.

Updated Capital Expenditures Budget

As previously disclosed on March 9, 2015, our prior capital expenditures budget of $85.0 million was predicated on a one rig program with expected drilling and completion activity through summer 2015, including four drilled Eagle Ford wells, 19 completed Eagle Ford wells, and three drilled and completed Austin Chalk wells. Based on our success in significantly reducing costs and achieving favorable initial well results for recently completed wells, we have decided to continue our one rig program through the remainder of 2015, resulting in 12 total Eagle Ford wells drilled in 2015, (i.e., eight additional Eagle Ford wells than previously planned under the budget disclosed on March 9, 2015), including four wells on our existing Gonzales County Acreage, two wells on our Newly Acquired Acreage in Gonzales County, two wells on our Karnes County acreage, and four wells on our Fayette County acreage.  Our third Austin Chalk well that was originally planned for 2015 will be deferred to Q1 2016.

Generally, gross well costs are currently estimated as follows:

•	Upper Austin Chalk, with dual laterals totaling 13,000 feet – $4.3 million
•	Eagle Ford 6,000 foot lateral with 30 stages – $6.5 million
•	Eagle Ford 7,000 foot lateral with 35 stages – $7.2 million
•	Eagle Ford 8,000 foot lateral with 40 stages – $7.8 million

Certain locations in the deeper portions of our acreage block may require intermediate casing which adds approximately $400,000 to estimated Eagle Ford well costs. In this price environment, the Company intends to limit the drilling of such wells to only those instances required to capture all leases within a unit.

As shown below, we are expanding our activity with only a modest increase to our 2015 budget to $90.0 million.

Current Budget – July 13, 2015

Capital Expenditures	$ millions	Number of Gross Wells Spudded	Number of Gross Wells On Line
Drilling and Completion:
Operated Eagle Ford – Fayette/Gonzales/Karnes Counties	55.0	12	19
Non-Operated Bakken	12.0	34	31
Non-Operated Eagle Ford – La Salle County	8.5	0	13
Operated Austin Chalk – Fayette County	4.5	2	2
Total Drilling and Completion	80.0	48	65
Land	10.0
Total	90.0

Prior Budget – March 9, 2015

Capital Expenditures	$ millions	Number of Gross Wells Spudded	Number of Gross Wells On Line
Drilling and Completion:
Operated Eagle Ford –Fayette/Gonzales/Karnes Counties	46.0	4	19
Non-Operated Bakken	12.0	34	26
Non-Operated Eagle Ford – La Salle County	7.5	0	13
Operated Austin Chalk – Fayette County	6.5	3	3
Total Drilling and Completion	72.0	41	61
Land	13.0
Total	85.0

Management Comments

Frank A. Lodzinski, Chairman, President and Chief Executive Officer of Earthstone Energy, Inc., commented, “We have achieved significant reductions in drilling and completion costs, and therefore, are increasing our drilling and completion activities. In addition, we have expanded our Eagle Ford inventory in Karnes and Gonzales Counties. We are clearly focused on drilling economic locations while capturing acreage for future development. On the technical side, we believe that longer laterals in the Eagle Ford with increased frac stages and managed-pressure/choke operations will generate reasonable production growth, enhance ultimate reserve recovery, and convert acreage to HBP status with the lowest possible expenditures. We are also quite pleased with our Upper Austin Chalk wells. We have substantive indications that we are able to enhance reserve potential by integrating regional geology with indicated 3-D seismic events, thereby planning well paths that increase the likelihood of drilling into natural fracture systems. Our Austin Chalk program provides attractive economics with the added benefit that Austin Chalk units, with a single well, can capture very large acreage positions for future development of the Eagle Ford, Upper Eagle Ford, and potentially other objectives.”

About Earthstone Energy, Inc.

Earthstone Energy, Inc. is a growth-oriented independent oil and gas exploration and production company engaged in the development and acquisition of oil and gas reserves through an active and diversified program that includes the acquisition, drilling and development of undeveloped leases, and purchases of reserves and exploration activities, with its current primary assets located in the Eagle Ford trend of south Texas and in the Williston Basin of North Dakota and Montana. Earthstone is traded on NYSE MKT under the symbol “ESTE.” Information on Earthstone can be found at www.earthstoneenergy.com. Our corporate headquarters is located in The Woodlands, Texas. We also have an operating office in Denver, Colorado.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. The forward-looking statements include statements about future operations, expansion of production and development acreage, increased cash flow, earnings and assets and access to capital. Forward-looking statements are based on current expectations and assumptions and analyses made by Earthstone and its management in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances. However, whether actual results and developments will conform to expectations is subject to a number of material risks and uncertainties, including but not limited to: the risks of the oil and gas industry (for example, the recent rapid, significant decline in oil prices) and operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future oil and gas prices, production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather; inability of management to execute its plans to meet its goals; unavailability of gathering systems, pipelines and processing facilities; and the possibility that government policies may change. Earthstone’s annual report on Form 10-K for the year ended December 31, 2014, quarterly reports on Form 10-Q, recent current reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Earthstone’s business, results of operations, financial condition and the market price of its common stock. Earthstone undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.

Contact:

Neil K. Cohen

Vice President, Finance, and Treasurer

Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, TX 77380

281-298-4246